Filed Pursuant to Rule 424(b)(3)
                                Relating to Registration Statement No. 333-46755

                                    TSR, INC.
                         SUPPLEMENT DATED MARCH 26, 1998
                      TO PROSPECTUS DATED FEBRUARY 28, 1998


          This Supplement should be read in conjunction with the Prospectus dated March 4, 1998 contained in Registration Statement No. 333-46755 of TSR, Inc., including the exhibits thereto. The Selling Securityholder Table is amended and restated as follows:


                    A                             B                           C                       D

                                               Numbers of                                             Percentage
                                               Shares of                 Number of Shares            Represented
                                              Common Stock               Offered for Sale            by Column B
                                              Beneficially               Pursuant to this             of Shares
           Name and Address                      Owned                      Prospectus               Outstanding
           ----------------                      -----                      ----------               -----------

Massachusetts Mutual Life                      92,000(1)                      92,000                    1.54%
Insurance Company
1295 State Street
Springfield, MA  01111-0001

MassMutual Corporate Value                     46,000(1)                      46,000                    0.77%
Partners Limited
c/o Bank of America Trust
and Banking Corporation
(Cayman) Limited
P. O. Box 1092
George Town
Grand Cayman
Cayman Islands, B.W.I.

MassMutual High Yield                          62,000(1)                      62,000
Partners, LLC
c/o HYP Management, Inc.
1295 State Street
Springfield, MA  01111-0001

Special Situations Cayman                      104,000(2)                     70,000             1.74%
Fund, L.P.
153 East 53rd Street, 51st Fl.
New York, NY  10022




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




                  A                                B                            C                         D

                                               Numbers of                                             Percentage
                                               Shares of                 Number of Shares            Represented
                                              Common Stock               Offered for Sale            by Column B
                                              Beneficially               Pursuant to this             of Shares
           Name and Address                      Owned                      Prospectus               Outstanding
           ----------------                      -----                      ----------               -----------

Special Situations Fund III,                   291,000(2)                    203,000                    4.86%
L.P.
153 East 53rd Street, 51st Fl.
New York, NY 10022

Special Situations Private                     95,000(2)                      95,000                    1.59%
Equity Fund, L.P.
153 East 53rd Street, 51st Fl.
New York, NY 10022

Special Situations                             58,000(2)                      36,000                    0.97%
Technology Fund, L.P.
153 East 53rd Street, 51st Fl.
New York, NY 10022

William J. Barrett                             32,000(3)                    15,000(4)                   0.54%
c/o Janney Montgomery
Scott Inc.
26 Broadway
New York, NY 10004

Herbert M. Gardner                             27,000(5)                      15,000                    0.45%
c/o Janney Montgomery
Scott Inc.
26 Broadway
New York, NY 10004

Peter D. Barrett                                 2,000                        2,000                     0.03%
Asbury Glen
5450 Glenridge Dr., Apt. 275
Atlanta, GA  30342

Barry D. Zyskind                                 5,000                        5,000                     0.08%
5423 17th Avenue
Brooklyn, NY  11204

Janney Montgomery Scott                          10,000                       10,000                    0.17%
Inc. Cust FBO Sidney Todres
Profit Sharing Plan


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




                  A                                B                            C                         D

                                               Numbers of                                             Percentage
                                               Shares of                 Number of Shares            Represented
                                              Common Stock               Offered for Sale            by Column B
                                              Beneficially               Pursuant to this             of Shares
           Name and Address                      Owned                      Prospectus               Outstanding

Andrew D. Shiftan                                2,000                        2,000                     0.03%
11 E. 87th Street, Apt. 9D
New York, NY  10128

Ann C. W. Green                                  1,000                        1,000                     0.02%
c/o Janney Montgomery
Scott Inc.
26 Broadway
New York, NY  10004

Arthur J. Gajarsa & Melanie                      20,000                       8,000                     0.33%
M. Gajarsa JT-TEN
9408 Firethorn Court
Potomac, MD  20854

Christopher H. Barrett                           3,000                        2,000                     0.05%
70 Church Street, Apt. 3
Wellesley, MA  02181



(1) MassMutual Corporate Value Partners Ltd. is owned 93% by MassMutual Corporate Value Limited, which in turn is owned 46% by MassMutual Holding MSC, Inc., which in turn is wholly owned by MassMutual Holding Company, a wholly owned subsidiary of Massachusetts Mutual Life Insurance Company. MassMutual High Yield Partners LLC is owned 36% by MMHC Investment Inc., 5% by Massachusetts Mutual Life Insurance Company and 2% by HYP Management, Inc. MMHC Investment Inc. and HYP Management, Inc. are wholly owned by MassMutual Holding Trust II, which in turn is wholly owned by MassMutual Holding Company, a wholly owned subsidiary of Massachusetts Mutual Life Insurance Company.

(2) AWM Investment Company, Inc. ("AWM") is the general partner of and the investment adviser to Special Situations Cayman Fund, L.P. (the "Cayman Fund"), and may be deemed to beneficially own the shares shown in this table as owned by the Cayman Fund. MGP Advisers Limited Partnership ("MGP") is the general partner of and the investment adviser to Special Situations Fund III, L.P. ("SSF"), and may be deemed to beneficially own the shares shown in this table as owned by SSF. MG Advisers, L.L.C. ("MG") is the general partner of and the investment adviser to Special Situations Private Equity Fund, L.P. (the "Private Equity Fund"), and may be deemed to beneficially own the shares shown in this table as owned by the Private Equity Fund. SST Advisers LLC

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


         ("SSA") is the general partner of Special Situations Technology Fund, L.P. ("SST"), and may be deemed to beneficially own the shares shown in this table as owned by SST. Austin W. Marxe and David M. Greenhouse, in their capacities as officers, directors and members or principal shareholders of AWM, MGP, MG and SSA, may be deemed to beneficially own the shares shown in this table as owned by the Cayman Fund, SSF, the Private Equity Fund and SST.

(3) Includes 4,000 shares owned of record by Mr. Barrett's wife and 28,000 shares owned of record by JMS Inc. as Custodian for the benefit of the William J. Barrett Keogh.

(4) Includes 15,000 shares owned of record by JMS Inc. as Custodian for the benefit of the William J. Barrett Keogh.

(5) Includes 1,000 shares owned of record by Mr. Gardner's wife, 4,000 shares owned of record by Mr. Gardner's qualified plan, and 7,000 shares owned of record by Mr. Gardner's IRA-Rollover.



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